Quantum Energy Inc (QEGY) Announces Board Expansion and Agreement and Asset Acquisition Plan

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October 20, 2020 16:39 ET | Source: Quantum Energy, Inc.

WASHINGTON D.C. AND HENDERSON, NV, October 20, 2020 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- Quantum Energy Inc. (OTC: QEGY) (“Quantum”) is pleased to announce that on October 14, 2020 it appointed two new Directors to its Board of Directors. Robert Henry and Timothy Brady were nominated and appointed.

The Company is also proud to announce that it has executed an Agreement with MP Special Purpose Corporation, (“MP”) of Scottsdale, Arizona, and with that Agreement an Asset Acquisition Plan, to accept additional cash investment, debt, technology licenses and real estate holdings, in relation to rare earth mineral processing. This Agreement for the Company to engage and actively undertake the production of energy related raw materials from rare earth and related products.

Over the next several months, MP will present several real estate transactions in the $ 4MM to $ 25MM price range specifically permitted for the processing of delivered rare earth elements, as well as cobalt and iron processed materials. In addition, technology licenses specifically for the processing of these raw materials for energy related materials and products. Quantum will also have access to investment capital and debt under the Agreement.

With this new Agreement and Acquisition Plan, the Company will expand its energy holdings and activities to include rare earth processing and energy related raw materials, in addition to expanding its refining business into rare earth elements and related materials.

To learn more on both companies please visit their website:

Quantum Energy Inc.  (QEGY)   www.quantum-e.com

About Quantum Energy Inc.

Quantum is an energy focused company with a project emphasis toward refinery development, construction and operations in the United States and Canada. This includes the processing and refining of rare earth elements, and other raw materials for the production of energy related products.

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, further milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

For Company Contact:

D M Danzik

Investor Relations

Washington, DC

202-750-3822

danzik@quantum-e.com